Exhibit 10.6

SEPARATION AND MUTUAL RELEASE

This Separation and Mutual Release Agreement ("Agreement") is made between Alan Gaines ("Gaines") and Stratex Oil & Gas Holdings, Inc. ("Stratex") with an effective date of April 28, 2015 ("Effective Date"). (Gaines and Stratex may sometimes hereafter be referred to collectively as the "Parties or individually as a "Party.")

WHEREAS on May 5, 2014, Gaines executed an Employment Agreement with Stratex to serve as Stratex's Executive Chairman ("Employment Agreement");

WHEREAS effective January 1, 2015, the Employment Agreement was amended by mutual consent of Gaines and Stratex;

WHEREAS in order to pursue other business opportunities Gaines voluntarily submitted his resignation notice to Stratex effective April 28, 2015 ("Gaines's Resignation");

WHEREAS Stratex has waived the requirement for 60 days' prior written notice and accepted Gaines's notice as a resignation without good reason under the terms of the Employment Agreement; and

WHEREAS Stratex and Gaines desire to mutually release and discharge each other from any and all claims relating to or arising from Gaines's employment or any other relationship with Stratex prior to the Effective Date, including settlement of all amounts owing and any other past issues, by entering into this Agreement based upon the following terms and conditions:

1.            In connection with the submission and acceptance of Gaines's Resignation, Gaines and Stratex have agreed that:

a.            the Employment Agreement, including all amendments, has been terminated and is of no further force or effect as of the Effective Date;

b.            all vested and unvested warrants to purchase shares of the common stock of Stratex held by or to be granted to Gaines under the Employment Agreement or any other agreement or understanding with Stratex or its predecessors in interest have been surrendered by Gaines and will be cancelled by Stratex so that they are of no further force or effect as of the Effective Date;

c.            1,782,266 shares of the common stock of Stratex, being one-half of the total number of shares personally owned or controlled by Gaines immediately prior to the Effective Date, have been surrendered and transferred by Gaines to Stratex; and

d.            the Lock-Up Agreement signed by Gaines dated May 6, 2014, will remain in full force and effect with respect to all remaining shares of the common stock of Stratex personally owned or controlled by Gaines.

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2.            Gaines covenants and agrees that he has caused or promptly will cause Stratex to be released as a named lessee and/or guarantor of any and all payments on, and from all other financial responsibility arising under, the Motor Vehicle Lease Agreement with Motorcars West/The Auto Gallery dated September 5, 2014, signed by Gaines ("Lease"). Gaines further covenants and agrees that he will personally indemnify, defend. save and hold Stratex harmless from and against any and all claims, causes of action or financial liability of whatsoever kind or nature related to the Lease or to his the operation of the leased motor vehicle.

3.            On April 15 and 22, 2015, respectively. Stratex paid Gaines and Gaines accepted a final payroll check and a final expense reimbursement check as payment in full ("Payment") and as a complete accord and satisfaction of all unpaid compensation, unreimbursed business expenses and any and all other obligations of Stratex to Gaines of whatsoever kind or nature arising from or related to the Employment Agreement and any other agreement, understanding or relationship with Stratex.

4.            Notwithstanding the termination of the Employment Agreement, however, Stratex represents that as of the Effective Date, Gaines is covered under Stratex's Directors and Officers liability insurance policy which is in full force and effect and which provides for coverage of $2 million. Stratex covenants and agrees that Gaines will remain covered under such policy to the same extent as continuing officers and directors of Stratex following the Effective Date.

5.            Gaines warrants that no charge or claim has been initiated by Gaines against Stratex in any administrative agency or court, whether state or federal. Gaines agrees not to file against Stratex or any affiliates, successors or assigns thereof, or against any current or former member, manager, officer, director, employee, consultant, attorney, advisor or agent of any of them, any charge of claim arising under the Employment Agreement or any other contract or agreement of whatsoever kind or nature ("Claim"), with any government agency or in any lawsuit in any court based upon or arising out of Gaines's employment or any other relationship with Stratex;

6.            In exchange for the Payment, the covenant by Stratex contained in Paragraph 5 above, and other valuable consideration, the sufficiency of which is hereby acknowledged, Gaines hereby irrevocably releases, discharges and covenants not to sue Stratex, its subsidiaries, affiliates, officers, directors, employees, members, consultants, agents, successors, and assigns (collectively, "Stratex Releasees") with respect to any and all claims, demands, causes of action, costs, expenses, attorneys' fees, damages, liabilities, and obligations of any kind and nature whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal state, local, or otherwise), whether known and unknown, suspected and unsuspected, disclosed and undisclosed, that have been, could have been from the beginning of time to the Effective Date, or in the future can or might be asserted in any federal or state court or administrative proceeding against the Stratex Releasees, including but not limited to Claims arising from or relating to Gaines's employment or any other relationship with Stratex, or the termination of the Employment Agreement or any other written or verbal agreement or understanding with Stratex, breach of the covenant of good faith, contract claims, tort claims or any other common law or statutory rights, but excluding Claims arising from or related to actions or failures to act constituting fraud, gross negligence or willful misconduct.

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7.            In exchange for the foregoing warranty, releases and discharges provided by Gaines, the sufficiency of which is hereby acknowledged, Stratex, on its own behalf and on behalf of any subsidiaries, affiliates, officers, directors, members, agents, representatives, successors, and assigns, to the fullest extent permitted by law, hereby irrevocably releases, discharges and covenants not to sue Gaines, his heirs, successors or assigns (collectively, "Gaines Releasees"), with respect to any and all claims, demands, causes of action, costs, expenses, attorneys" fees, damages, liabilities and obligations of any kind and nature whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise), whether known or unknown, suspected and unsuspected, disclosed and undisclosed, that have been, could have been from the beginning of time to the Effective Date, or in the future can or might be asserted in any federal or state court, or administrative proceeding against the Gaines Releasees, including but not limited to breach of the covenant of good faith, contract claims, tort claims or any other common law or statutory rights, but excluding Claims arising from or related to actions or failures to act constituting fraud, gross negligence or willful misconduct.

8.            Stratex and Gaines further covenant and agree not to make any disparaging statements or comments about the other, including in the case of Stratex any current or former officer, director, employee, consultant, attorney or advisor, specifically including without limitation any negative comments about the other's business prospects or financial affairs, or concerning the other's abilities, expertise or veracity.

9.            Stratex agrees that for a period of ten (10) days following the Effective Date of this Agreement, Gaines shall be given access to his Stratex e-mail account. At no time shall Gaines hold himself out as a director, officer, employee or consultant of Stratex and any outgoing e-mails by Gaines shall be limited solely to notifying personal contacts of Gaines's personal e-mail and notifying business contacts to contact appropriate Stratex personnel.

10.          This Agreement does not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, with the exception of the persons covered by the releases and discharges in Paragraphs 6 and 7.

11.          Miscellaneous.

a.          This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may not be amended or otherwise modified in any manner except in a writing executed by both parties.

b.          If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion will be deemed severed from this Agreement and the balance of this Agreement will remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.

c.          If any party is required to retain legal counsel in order to enforce this Agreement, with or without the commencement of a formal legal action, that party will be entitled to recover its attorney's fees and costs from the breaching party or parties.

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d.          This Agreement is intended to be legally binding on the parties and their respective heirs, successors and assigns.

e.          All words used in this Agreement will be construed to be of such number and gender as the context requires or permits.

f.          This Agreement will be governed by the substantive laws of the State of Utah, without giving effect to its choice of law rules. The parties consent to the personal jurisdiction of the Utah federal and state courts located in Salt Lake City as the exclusive venue for resolution of any claims by either party arising under or related to this Agreement, waiving to the maximum extent permitted by law any defenses of inconvenient forum.

g.          This Agreement may be executed in one or more counterparts, by original or electronically transmitted signature, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

STRATEX

Stratex Oil & Gas Holdings Inc.

By:	/s/ Stephen. P. Funk
Stephen. P. Funk, President & CEO

GAINES

By:	/s/ Alan Gaines
Alan Gaines, Individually

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